                                                                    Exhibit 5(e)
                       Amendment to Management Agreement


    Reference is made to that certain Management Agreement dated as of April 12, 1988, by and between John Hancock Variable Series Trust I (the "Series") and John Hancock Mutual Life Insurance Company ("JHMLICO"), relating to the investment management of the Real Estate Portfolio and the Global Portfolio, as heretofore amended (the "Agreement").

    WHEREAS, the Series desires to amend the investment objectives, policies and operating guidelines of the International Equities Portfolio, formerly known as the Global Portfolio, and to rename such portfolio the "International Equity Index Portfolio" (hereinafter, the "Subject Portfolio"), all as more fully described in the proxy solicitation materials provided to shareholders of the International Equities Portfolio; and

    WHEREAS, the Series and JHMLICO desire to hire Independence International Associates, Inc. to serve as sub-investment manager of the International Equity Index Portfolio and to manage the same in accordance with the amended investment objectives, policies and operating guidelines; and

    WHEREAS, all such changes are to be effective as of May 1, 1998, subject to the approval of shareholders, as required by law;

    NOW THEREFORE, the Series and JHMLICO do hereby mutually agree to amend the Agreement as follows:

1. The last sentence of the first paragraph of Section 4 (titled "Sub-Investment Managers") is hereby amended to read as follows:

     It is anticipated that JHMLICO and the Series will agree to contract with Independence Investment Associates, Inc. to be Sub-Investment Manager for the Real Estate Equity Portfolio and with Independence International Associates, Inc. to be Sub-Investment Manager of the International Equity Index Portfolio.

2. Subsection (b) of Section 5 (titled "Investment Advisory Fee and Expense Limitation") is hereby amended to read as follows:

     (b)  For the International Equity Index Portfolio:
          (i) 0.18 % on an annual basis of the first $100,000,000 of the Current Net Assets of such Portfolio; and
          (ii) 0.15 % on an annual basis of that portion of the Current Net Assets in excess of $100,000,000 and not over $200,000,000 of such Portfolio; and
          (iii) 0.11 % on an annual basis for that portion of the Current Net Assets in excess of $200,000,000 of such Portfolio.
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3.   All other references, if any, to "Global Portfolio" in the Agreement are
hereby amended to read:  "International Equity Index Portfolio."

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed this 14th day of April, 1998, to be effective as of May 1, 1998, subject only such approval of the shareholders as may be required by law.


                              JOHN HANCOCK VARIABLE SERIES TRUST I



                              By:  /s/ Henry D. Shaw
                                   ---------------------------------
                              Name:  Henry D. Shaw
                              Title: Chairman and CEO


                              JOHN HANCOCK MUTUAL LIFE INSURANCE
                              COMPANY



                              By:  /s/ Robert R. Reitano
                                   --------------------------------
                              Name:  Robert R. Reitano
                              Title: Vice President